Exhibit 10.8
IDLEAIRE TECHNOLOGIES CORPORATION
AMENDED AND RESTATED 2000 STOCK OPTION PLAN
     1.     Authority to Grant Options. The Stock Option Committee (hereinafter defined) may from time to time in its discretion grant to Eligible Employees options to purchase shares of the Common Stock of IdleAire Technologies Corporation (the “Corporation”) (hereinafter referred to as an “Option”) on the terms and subject to the conditions hereinafter provided (the “Plan”). The aggregate number of shares which may be issued pursuant to the exercise of the Options granted under this Plan shall not exceed 11,000,000 shares in the aggregate, subject, however, to the provisions or paragraph 7 and 8 hereof. The shares shall be made available from authorized and unissued Common Stock or from Common Stock issued and held in the treasury of the Corporation, as shall be determined by the Board of Directors.
     2.     Administration. This Plan shall be administered by a Stock Option Committee (“Committee”) consisting of not less than three members of the Board of Directors. The Committee shall be elected by and shall serve at the pleasure of the Board of Directors of the Corporation. The Committee shall have full power and authority to construe, interpret and administer this Plan and to make determinations which shall be final, conclusive and binding upon all persons including, without limitation, the Corporation, the stockholders, the directors and any persons having an interest in any Option which may be granted under this Plan. By the adoption of a resolution or resolutions the Committee may: (a) provide for the creation and issue of an Option; (b) determine whether an Option granted pursuant to this Plan shall be an “Incentive Stock Option”, within the meaning of the Internal Revenue Code, or an Option which is not an incentive stock option (a “non-qualified option”); (c) fix the terms upon which, the time or time at or within which, and the price or prices at which any such shares may be purchased from the Corporation upon the exercise of an Option, which terms, time or times and price or prices shall, in every case, be set forth or incorporated by reference in the applicable Stock Option Agreement.
     3.     Eligibility. Key employees of the Corporation and its subsidiaries (as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended), including officers, whether or not directors of the Corporation, shall be eligible to participate in this Plan and are referred to herein as “Eligible Employees.” Directors who are not employees shall not be eligible to participate in this Plan.
     4.     Allotment of Shares. Options shall be allotted to such Eligible Employees, and in such amounts, as the Committee, in its discretion, may from time to time determine provided, however, that the aggregate fair market value of shares which may be issued to any one Eligible Employee pursuant to any one or more Incentive Stock Options that are exercisable for the first time in any calendar year by any individual shall not exceed $100,000.00.
     5.     Term of Plan. No Option shall be granted or amended pursuant to this Plan after 10 years from the date of adoption of the Plan by the Corporation, but Options granted before such date may extend beyond that date and the terms of this Plan shall continue to apply to such Options and to the shares acquired by exercise of such Option.

     6.     Terms and Conditions of Options. Each Option granted under this Plan shall be subject to the following terms and conditions:
             (a)     Option Price. The Option price per share with respect to any Incentive Stock Option shall be determined by the Committee, but in no event shall be less than the fair market value of the common stock of the Corporation on the date such Option is granted. For an Eligible Employee owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or its parent or subsidiary on the date an Incentive Stock Option is granted, the Option per share shall not be less than 110% of the fair market value of such shares on the date the incentive stock option is granted. The Committee shall set the price of any non-qualified stock Option on the date such Option is granted at its sole discretion.
             (b)     Period of Option. (1) The exercise period of an Option shall not exceed ten (10) years from the date the Option is granted; (2) however, the exercise period of an Incentive Stock Option for an Eligible Employee owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or its parent or subsidiary shall not excess five years from the date the Option is granted.
             (c)     Offset Provisions. If the Committee so determines and the applicable Stock Option Agreement so provides, the exercise of all or any part of an Option granted under this Plan by an Eligible Employee may result in the reduction or termination of another Option granted under this Plan to such Eligible Employee to the extent so determined and provided.
             (d)     Payment. Payment for shares purchased upon exercise of an Option shall be made either in full or installments, as shall be determined by the Committee and provided in the applicable Stock Option Agreement. Certificates for partly paid shares that result from the exercise of an Option shall be registered in the name of the Option holder and shall, immediately upon issue, be delivered to the Corporation, endorsed in blank by the Option holder or accompanied by a separate stock power so endorsed, in pledge as security for the payment of the unpaid balance of the Option price. The certificates issued to represent partly paid shares shall state thereon the total amount of the consideration to be paid therefore and the amount paid thereon. The holder of an Option shall, as such, have none of the rights of a stockholder and the certificate representing the shares being purchased pursuant to the exercise of an Option shall not be delivered until the purchase price (including taxes) for such shares has been paid in full.
             (e)     Dividends. Dividends on partly paid shares issued pursuant to the exercise of an Option (other than dividends in stock of the Corporation) shall be declared and paid only upon the basis of the percentage of the total Option price actually received thereon by the Corporation, and any such dividends paid prior to final payment for the shares shall be applied by the Corporation against the unpaid portion of the Option price with such amounts to be applied to installments of Plan purchase price coming due in the order of their maturity.

             (f)     Exercise of Option. The shares covered by an Option may not be purchased earlier than ninety (90) days after the date on which the Option is granted.
             (g)     Nontransferability of Options. During an option holder’s lifetime, an Option may be exercised only by the option holder and shall not be transferable.
             (h)     Termination of Employment. Upon the termination of an Option holder’s employment for any reason other than death, termination for cause, or retirement pursuant to the terms of a retirement program of the Corporation or one of its subsidiaries, his or her Option privileges shall be limited to the shares which were immediately purchasable by him at the date of such termination, and such Option privileges shall expire unless exercised within three months after the date of such termination, but not later than the date of expiration of the Option. If an Option holder’s employment is terminated for cause, all rights under his or her Option shall expire immediately upon the giving to the Option holder of the notice of such termination. Upon the termination of an Option holder’s employment by reason of retirement pursuant to the terms of a retirement program of the Corporation or one of its subsidiaries, his or her Option privileges shall be limited to the shares which were immediately purchasable at the date of such retirement, and such Option privileges shall expire unless exercised within the period not to exceed two years specified by the Committee in the applicable Stock Option Agreement, but not later than the date of expiration of the Option.
             (i)     Death of Option Holder. Upon the death of an Option holder, his or her Option privileges shall apply to those shares which were immediately purchasable at the time of death, and such privileges shall expire unless exercised (by the executor or administrator of the Option holder’s estate or by a person who acquired the right to exercise such Option by bequest or inheritance or by reason of the Option holder’s death) within (1) 12 months after the date of death, or (2) in the event of death following termination of employment by reason of retirement pursuant to the terms of a retirement program of the Corporation or one of its subsidiaries, the period in which the Option privileges may be exercised upon termination by reason of such retirement as provided by the Committee in the applicable Stock Option Agreement, whichever period terminates last, or such longer period as may be permitted by the Committee in its discretion, but in non event later than the date of expiration of the Option.
             (j)     Limitation. No employee eligible to participate in this Plan shall be granted one or more Incentive Stock Options to purchase shares, which said Incentive Stock Options are exercisable during any one calendar year, to the extent that the fair market value of such shares (determined at the time that the Options are granted) exceeds $100,000. No employee shall be given the opportunity to exercise Incentive Stock Options granted hereunder with respect to shares valued in excess of $100,000 in any calendar year, except and to the extent that the Options shall have accumulated over a period in excess of one year.
             (k)     Stock Option Agreement or Employment Agreement. Options granted under this Plan shall be offered only pursuant to a Stock Option Agreement, in form and substance approved by the Committee and signed by the Corporation or pursuant to an Employment Agreement signed by the Corporation. A proforma Stock Option Agreement is attached hereto as Exhibit A.

             (l)     Right of Committee. All other terms and conditions of any Option shall be determined by the Committee in its discretion.
     7.     Adjustment in Event of Recapitalization. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Corporation, the Committee shall make such equitable adjustment, if any, as it may deem appropriate, in the number and kind of shares authorized by this Plan, or in the number Option price and kind of shares covered by the Options granted.
     8.     Reallocation of Options. Shares covered by Options which expire or are terminated for any reason prior to being exercised in full may, within the limitations of paragraph 4 above, be reallocated by the Committee on or before ten years from the date this Plan is adopted by the Corporation.
     9.     Governmental Regulations. This Plan, and the grant and exercise of Options thereunder, shall be subject to all applicable rules and regulations of governmental or other authorities, including but not limited to wage control boards.
     10.   Claims Procedure. If an Option under this Plan is not granted to an Employee and such person believes that he or she is entitled to receive it, a claim shall be made in writing to the Committee within sixty (60) days from the date the grant was to be made. Such claim shall be reviewed by the Committee and the Corporation. If the claim is denied, in full or in part, the Committee shall provide written notice within ninety (90) days setting forth the specific reasons for denial. The notice shall include specific reference to the provisions of this Plan upon which the denial is based and any additional material or information necessary to perfect the claim, if any. Such written notice shall also indicate the steps to be taken if a review of the denial is desires.
             If the claim is denied and a review is desired, the claimant shall notify the Committee in writing within sixty (60) days. A claim shall be treated as denied if the Committee does not take action in the aforesaid ninety (90) day period. In requesting review, the claimant may review this Plan or any documents relating to it and submit any written issues and comments he or she may feel appropriate. In his or her sole discretion, the Committee shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific provisions of this Plan on which the decision is based.
     11.   Discontinuance or Amendment of the Plan (and Amendment of Options). The Board of Directors may discontinue this Plan at any time, and may amend it from time to time, but no amendment may, without further stockholder approval, (a) increase the total number of shares which may be purchased under the Plan other than as provided in paragraph 7, or (b) extend the period during which Options may be granted or (c) change the class of employees to whom Options may be granted, and no outstanding Option may be revoked, or altered in any manner unfavorable to the holder, without the consent of the holder.

     12.   Effective Date of the Plan. This Plan shall become effective on September 1, 2000, subject to approval hereof by the stockholders of the Corporation by August 31, 2001. If the stockholders of the Corporation do not approve the Plan by said date, the Plan shall be null and void and all Options granted hereunder shall similarly be null and void and of no further force or effect.